Exhibit 99.g

CUSTODIAN AGREEMENT

       THIS AGREEMENT made on June 1st, 2001, between Strong Equity Funds II, Inc. a Wisconsin corporation (hereinafter call the "Company") on behalf of its series Strong Multi Cap Value Fund, and Firstar Bank, N.A., a corporation organized under the laws of the State of Wisconsin (hereinafter called "Custodian").

WITNESSETH:

       WHEREAS, the Company desires that its securities and cash shall be hereafter held and administered by Custodian pursuant to the terms of this Agreement;

       NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and Custodian agree as follows:

1.       Definitions

              The word "securities" as used herein includes stocks, shares, bonds, debentures, notes, mortgages or other obligations, and any certificates, receipts, warrants or other instruments representing rights to receive, purchase or subscribe for the same, or evidencing or representing

Any other rights or interests therein, or in any property or assets.

              The words "officers' certificate" shall mean a request or direction or certification in writing signed in the name of the Company by any two of the President, a Vice President, the Secretary and the Treasurer of the Company, or any other persons duly authorized to sign by the Board.

              The word "Board" shall mean Board of Directors of Strong Equity Funds II, Inc.

2.       Names, Titles and Signatures of the Company's Officers

              An officer of the company will certify to Custodian the names and signatures of those persons authorized to sign the officers' certificates described in Section 1 hereof, and the names of the members of the Board of Directors, together with any changes which may occur from time to time.

3.       Receipt and Disbursement of Money

              A.       Custodian shall open and maintain a separate account or accounts in the name of the Company, subject only to draft or order by Custodian acting pursuant to the terms of this Agreement. Custodian shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Company. Custodian shall make payments of cash to, or for the account of, the Company from such cash only:

(a) for the purchase of securities for the portfolio of the Company upon the delivery of such securities to Custodian, registered in the name of the Company or of the nominee of Custodian referred to in Section 7 or in proper form for transfer;

(b) for the repurchase of shares of the common stock of the Company upon delivery thereof to Custodian, or upon proper instructions from the Company;

(c) for the payment of interest, dividends, taxes, investment adviser's fees or operating expenses (including, without limitation thereto, fees for legal, accounting, auditing and custodian services and expenses for printing and postage);

(d) for payments in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Company held by or to be delivered to Custodian; or

(e) for other proper corporate purposes certified by resolution of the Board of Directors of the Company.

              Before making any such payment, Custodian shall receive (and may rely upon) an officers' certificate requesting such payment and stating that it is for a purpose permitted under the terms of items (a), (b), (c) or (d) of this Subsection A, and also, in respect of item (e), upon receipt of an officers' certificate specifying the amount of such payment, setting forth the purpose for which such payment is to be made, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom such payment is to be made, provided, however, that an officers' certificate need not precede the disbursement of cash for the purpose of purchasing a money market instrument, or any other security with same or next-day settlement, if the President, a Vice President, the Secretary or the Treasurer of the Company issues appropriate oral or facsimile instructions to Custodian and an appropriate officers' certificate is received by Custodian within two business days thereafter.

              B.       Custodian is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received by Custodian for the account of the Company.

              C.       Custodian shall, upon receipt of proper instructions, make federal funds available to the Company as of specified times agreed upon from time to time by the Company and the custodian in the amount of checks received in payment for shares of the company which are deposited into the Company's account.

4.       Segregated Accounts

              Custodian shall establish and maintain a segregated account (s) for and on behalf of the Company, into which account (s) may be transferred cash and/or securities.

5.       Transfer, Exchange, Redelivery, etc. of Securities

              Custodian shall have sole power to release or deliver any securities of the Company held by it pursuant to this Agreement. Custodian agrees to transfer, exchange or deliver securities held by it hereunder only:

(a) for sales of such securities for the account of the Company upon receipt by Custodian of payment therefor;

(b) when such securities are called, redeemed or retired or otherwise become payable;

(c) for examination by any broker selling any such securities, against a receipt, in accordance with "street delivery" custom;

(d) in exchange for, or upon conversion into, other securities alone or other securities and cash whether pursuant to any plan of merger, consolidation, reorganization, recapitalization or readjustment, or otherwise;

(e) upon conversion of such securities pursuant to their terms into other securities;

(f) upon exercise of subscription, purchase or other similar rights represented by such securities;

(g) for the purpose of exchanging interim receipts or temporary securities for definitive securities;

(h) for other proper corporate purposes.

As to any deliveries made by Custodian pursuant to item (a), (b) , (d), (e), (f), and (g), securities or cash receivable in exchange therefore shall be deliverable to Custodian.

              Before making any such transfer, exchange or delivery, Custodian shall receive (and may rely upon) an officers' certificate requesting such transfer, exchange or delivery, and stating that it is for a purpose permitted under the terms of items (a), (b), (c), (d), (e), (f) or (g) of this Section 5 and also, in respect of item (h), upon receipt of an officers' certificate specifying the securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom delivery of such securities shall be made, provided, however, that an officers' certificate need not precede any such transfer, exchange or delivery of a money market instrument, or any other security with same or next-day settlement, if the President, a Vice President, the Secretary or the Treasurer of the Company issues appropriate oral or facsimile instructions to Custodian and an appropriate officers' certificate is received by Custodian within two business days thereafter.

6.       Custodian's Acts without Instructions

              Unless and until Custodian receives an officers' certificate to the contrary, Custodian shall: (a) present for payment all coupons and other income items held by it for the account of the Company, which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Company; (b) collect interest and cash dividends received, with notice to the Company, for the account of the Company; (c) hold for the account of the Company hereunder all stock dividends, rights and similar securities issued with respect to any securities held by it hereunder; and (d) execute, as agent on behalf of the Company, all necessary ownership certificates required by the Internal Revenue Code or the Income Tax Regulations of the United States Treasury Department or under the laws of any state now or hereafter in effect, inserting the Company's name on such certificates as the owner of the securities covered thereby, to the extent it may lawfully do so.

7.       Registration of Securities

              Except as otherwise directed by an officers' certificate, Custodian shall register all securities, except such as are in bearer form, in the name of a registered nominee of Custodian as defined in the Internal Revenue Code and any Regulations of the Treasury Department issued hereunder or in any provision of any subsequent federal tax law, and shall execute and deliver all such certificates in connection therewith as may be required by such laws or regulations or under the laws of any state. Custodian shall cause specific securities held by it hereunder to be at all times identifiable in its records and to be physically segregated for the account of the Company .

              The Company shall from time to time furnish to Custodian appropriate instruments to enable Custodian to hold or deliver in proper form for transfer, or to register in the name of its registered nominee, any securities which it may hold for the account of the Company and which may from time to time be registered in the name of the Company.

8.       Voting and Other Action.

              Neither Custodian nor any nominee of Custodian shall vote any of the securities held hereunder by or for the account of the Company, except in accordance with the instructions contained in an officers' certificate. Custodian shall promptly deliver, or cause to be executed and delivered, to the Company all notices, proxies and proxy soliciting materials and other communications with relation to such securities, such proxies to be executed by the registered holder of such securities (if registered otherwise than in the name of the Company), but without indicating the manner in which such proxies are to be voted.

9.       Transfer Tax and Other Disbursements

              The Company shall pay or reimburse Custodian from time to time for any transfer taxes payable upon transfers of securities made hereunder, and for all other necessary and proper disbursements and expenses made or incurred by Custodian in the performance of, and as provided in, this Agreement.

              Custodian shall execute and deliver such certificates in connection with securities delivered to it or by it under this Agreement as may be required under the provisions of the Internal Revenue Code and any Regulations of the Treasury Department issued thereunder, or under the laws of any state, to exempt from taxation any exemptable transfers and/or deliveries of any such securities.

10.       Concerning Custodian

              Custodian shall be paid as compensation for its services pursuant to this Agreement such compensation as may from time to time be agreed upon in writing between the two parties. Until modified in writing, such compensation shall be as set forth in Exhibit A attached hereto.

              So long as and to the extent that it is in the exercise of reasonable care, Custodian shall not be liable for any action taken in good faith upon any certificate herein described or certified copy of any resolution of the Board, and may rely on the genuineness of any such document which it may in good faith believe to have been validly executed.

              The Company agrees to indemnify and hold harmless Custodian and its nominee from all taxes, charges, expenses, assessments, claims and liabilities (including counsel fees) incurred or assessed against it or by its nominee in connection with the performance of this Agreement, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct. Custodian is authorized to charge any account of the Company for such items. In the event of any advance of cash for any purpose made by Custodian resulting from orders or instructions of the Company, or in the event that Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, any property at any time held for the account of the Company shall be security therefor.

11.       Subcustodians

              Subject to the approval of the Board of the Company, Custodian is hereby authorized to engage another bank or trust company which is qualified under the Investment Company Act of 1940 as a Subcustodian for all or any part of the Company's assets, so long as any such bank or trust company is a bank or trust company organized under the laws of any state of the United States, having an aggregate capital, surplus and undivided profit, as shown by its last published report, of not less than Fifty Million Dollars ($50,000,000) and provided further that, if the Custodian utilizes the services of a Subcustodian, the Custodian shall remain fully liable and responsible for any losses caused to the Company by the Subcustodian as fully as if the Custodian was directly responsible for any such losses under the terms of the Custodian Agreement.

              Notwithstanding anything contained herein, if the Company requires the Custodian to engage specific Subcustodians for the safekeeping and/or clearing of assets, the Company agrees to indemnify and hold harmless Custodian from all claims, expenses and liabilities incurred or assessed against it in connection with the use of such Subcustodian in regard to the Company's assets, except as may arise from its own negligent action, negligent failure to act or willful misconduct.

12.       Reports by Custodian

              Custodian shall furnish the Company periodically as agreed upon with statements summarizing all transactions and entries for the account of Company. Custodian shall furnish necessary information to the entity keeping the books of account of the Company and computing the net asset value per share of the outstanding shares of the Company on a daily basis. The books and records of Custodian pertaining to its actions under this Agreement shall be open to inspection and audit at reasonable times by officers of, and of auditors employed by, the Company.

13.       Termination or Assignment

              This Agreement may be terminated by the Company, or by Custodian, on sixty (60) days' notice or such shorter period as may be mutually agreed upon, given in writing and sent by mail, postage prepaid, to Custodian at P.O. Box 2054, Milwaukee, Wisconsin 53201, or to the Company at 100 Heritage Reserve, Menomonee Falls, Wisconsin, 53051, as the case may be. Upon any termination of this Agreement, pending appointment of a successor to Custodian or a vote of the shareholders of the Company to dissolve or to function without a custodian of its cash, securities and other property, Custodian shall not deliver cash, securities or other property of the Company to the Company, but may deliver them to a bank or trust company of its own selection, having an aggregate capital, surplus and undivided profits, as shown by its last published report of not less than Fifty Million Dollars ($50,000,000) as a Custodian for the Company to be held under terms similar to those of this Agreement, provided, however, that Custodian shall not be required to make any such delivery or payment until full payment shall have been made by the Company of all liabilities constituting a charge on or against the properties then held by Custodian or on or against Custodian, and until full payment shall have been made to Custodian of all its fees, compensation, costs and expenses, subject to the provisions of Section 10 of this Agreement.

              This Agreement may not be assigned by Custodian without the consent of the Company, authorized or approved by a resolution of the Board.

14.       Deposits of Securities in Securities Depositories

              No provision of this Agreement shall be deemed to prevent the use by Custodian of a central securities clearing agency which acts as a securities depository or in the Federal book-entry system, provided, however, that Custodian and the central securities clearing agency or securities depository meet all applicable federal and state laws and regulations, including but not limited to, Rule 17f-4 under the Investment Company Act of 1940, as amended, and the Board of Directors of the Company approves by resolution the use of such central securities clearing agency or securities depository, and provided further that:

              A.       Custodian may so maintain securities of the Company only so long as securities are represented in an account ("Account") of Custodian therein which shall not include any assets of Custodian other than assets held as a fiduciary, custodian or otherwise for customers;

              B.       The records of Custodian with respect to securities of the Company which are so maintained shall identify by book entry those securities belonging to the Company;

              C.       Custodian shall pay for securities purchased for the account of the Company upon (i) receipt of advice that such securities have been transferred to the Account, and (ii) the making of an entry to the records of Custodian to reflect such payment and transfer for the account of the Company. Custodian shall transfer securities sold for the account of the Company upon (i) receipt of advice that payment for such securities have been transferred to the Account, and (ii) the making of an entry on the records of Custodian to reflect such transfer and payment for the account of the Company. Copies of all such advices of transfers of securities for the account of the Company shall identify or be identifiable to the Company, be maintained for the Company by Custodian and be provided to the Company at its request;

              D.       Custodian shall provide the Company with any report obtained by Custodian on the accounting system, internal accounting controls and procedures for safeguarding securities deposited in the securities depository or book-entry system; and

              E.       Anything to the contrary in this Agreement notwithstanding, Custodian shall be liable to the Company for any loss or damage to the Company resulting from use of the securities depository or book-entry system by reason of any negligence, misfeasance or misconduct of Custodian or any of its agents or of any of its or their employees or from failure of Custodian or any such agent to enforce effectively such rights as it may have against the securities depository or book-entry system; at the election of the Company, it shall be entitled to be subrogated to the rights of Custodian with respect to any claim against the securities depository or book-entry system or any other person which Custodian may have as a consequence of any such loss or damage if and to the extent that the Company has not been made whole for any such loss or damage.

15.       Records

              Custodian agrees to keep and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of the Company under the Investment Company Act of 1940, as amended, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder, applicable federal and state tax laws and any other law or administrative rules or procedures which may be applicable to the Company. All such records shall be the property of the Company, and Custodian agrees to make any such records available to the Company upon request and to preserve such records for the periods prescribed in Rule 31a-2 under the Investment Company Act of 1940, as amended.

16.       Reports to Company by Independent Public Accountants

              Custodian shall provide the Company, at such times as the Company may reasonably require, with reports by its independent public accountants on the accounting system, internal accounting controls and procedures for safeguarding securities relating to the services provided by Custodian under this Agreement; such reports shall be of sufficient scope and in sufficient detail as may reasonably be required by the Company to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

17.       Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Wisconsin.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above-written by their respective officers thereunto duly authorized.

              Executed in several counterparts, each of which is an original.

Attest:	FIRSTAR BANK, N.A.

/s/ James R. Tiegs James R. Tiegs	By /s/ Mike McVoy Mike McVoy

Attest:	Strong Equity Funds II, Inc.

/s/ Cathleen A. Ebacher Cathleen A. Ebacher	By /s/ Susan A. Hollister Susan A. Hollister

ADDENDUM TO SCHEDULE B

FIRSTAR BANK, N.A.
MUTUAL FUND SERVICES

MUTUAL FUND CUSTODIAL AGENT SERVICE
ANNUAL FEE SCHEDULE FOR THE STRONG MUTUAL FUNDS

EFFECTIVE APRIL 1, 1998 THROUGH MARCH 31, 1999

  ANNUAL FEE ON ALL STRONG MUTUAL FUNDS

         $500, 000 BASE FEE ON TOTAL FUND FAMILY

  INVESTMENT TRANSACTIONS (PURCHASE, SALE, EXCHANGE, TENDER, REDEMPTION, MATURITY, RECEIPT, DELIVERY)

         $ 7.00 PER DEPOSITORY TRUST COMPANY OR FEDERAL RESERVE SYSTEM TRADE, AUTOMATED AND NONAUTOMATED.

         $25.00 PER DEFINITIVE SECURITY (PHYSICAL).

         $ 8.50 PER COMMERCIAL PAPER TRADE.

         $50.00 PER EUROCLEAR.

         $ 6.00 PER PRINCIPAL REDUCTION ON PASS-THROUGH CERTIFICATES.

         $35.00 PER OPTION/FUTURES CONTRACT.

         $10.00 PER VARIATION MARGIN TRANSACTION.

         $15.00 PER FED WIRE DEPOSIT OR WITHDRAWAL.

STRONG CAPITAL MANAGEMENT                 FIRSTAR BANK, N.A.
BY:/s/ Susan A. Hollister	BY:/s/ Mike McVoy
ATTEST:/s/ Cathleen A. Ebacher	ATTEST:/s/ James R. Tiegs
DATE:June 1, 2001	DATE:June 1, 2001